Exhibit 99.2

Southland Micro Systems, Inc.

Balance Sheets

(in thousands; except share and per share data)

	June 30, 2007 (unaudited)	December 31, 2006
Assets
Current Assets
Cash	$36	$33
Accounts receivable, net of allowances 2007 $65,000; 2006 $65,000	4,113	2,534
Inventories	2,681	3,655
Prepaid expenses	60	38

Total current assets	6,890	6,260

Equipment and Leasehold Improvements, net	4,981	5,313

	$11,871	$11,573

Liabilities and Stockholders’ Equity
Current Liabilities
Line of credit	$2,733	$2,239
Notes payable	970	1,248
Stockholder notes payable	2,125	1,550
Accounts payable	2,790	2,237
Accrued compensation and related benefits	294	311
Other accrued liabilities	39	75

Total current liabilities	8,951	7,660

Stockholders’ Equity
Common stock, no par value (stated value $0.004 per share); 40,000,000 shares authorized; issued and outstanding 2007 and 2006 22,513,942 shares	90	90
Additional paid-in capital	790	628
Retained earnings	2,145	3,300
Less stockholder note receivable	(105)	(105)

	2,920	3,913

	$11,871	$11,573

See Notes to Financial Statements.

Southland Micro Systems, Inc.

Statements of Operations

(in thousands; unaudited)

	Six Months Ended
	June 30, 2007	June 30, 2006
Net sales	$12,605	$12,340
Cost of goods sold	10,947	10,100

Gross profit	1,658	2,240

Selling, general and administrative expenses	2,481	2,083

Operating income (loss)	(823)	157

Nonoperating income (expense):
Interest expense	(209)	(124)
Other income, net	40	18

	(169)	(106)

Income (loss) before state income taxes	(992)	51

State income taxes	1	1

Net income (loss)	$(993)	$50

See Notes to Financial Statements.

Southland Micro Systems, Inc.

Statements of Cash Flows

(in thousands; unaudited)

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash Flows from Operating Activities
Net income (loss)	$(993)	$50
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	605	508
(Gain) loss on sale of equipment	(54)	75
Recovery of excess and obsolete inventory	(178)	(176)
Changes in operating assets and liabilities:
Accounts receivable	(1,579)	(519)
Inventories	1,153	197
Prepaid expenses and other current assets	248	69
Accounts payable and accrued liabilities	499	578

Net cash provided by (used in) operating activities	(299)	782

Cash Flows Used in Investing Activities
Purchases of equipment and leasehold improvements	(543)	(3,985)
Proceeds from sale of equipment	54	35

Net cash used in investing activities	(489)	(3,950)

Cash Flows from Financing Activities
Net borrowings under line of credit	494	1,231
Net borrowings (payment) of long-term debt	(278)	1,745
Net borrowings from stockholders	575	200

Net cash provided by financing activities	791	3,176

Net increase in cash	3	8

Cash
Beginning	33	47

Ending	$36	$55

See Notes to Financial Statements.

SOUTHLAND MICRO SYSTEMS, INC.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation

The accompanying unaudited consolidated condensed financial statements of Southland Micro Systems, Inc. (the Company) do not include all of the information and footnotes required by United States generally accepted accounting principles for annual financial statements. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with United States generally accepted accounting principles requires us to make estimates and assumptions that affect reported assets, liabilities, revenues and expenses, as well as disclosure of contingent assets and liabilities. Actual results could differ materially from those estimates. In addition, operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year.

These financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2006 and December 31, 2005.

2. Inventories

Inventories consist of the following (in thousands):

	June 30, 2007	December 31, 2006
Raw materials	$3,274	$4,487
Work in process	242	345
Finished goods	986	823

	4,502	5,655
Less reserve for excess and obsolete items	(1,821)	(2,000)

	$2,681	$3,655

3. Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following (in thousands):

SOUTHLAND MICRO SYSTEMS, INC.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

	June 30, 2007	December 31, 2006
Leasehold improvements	$2,331	$2,331
Office furniture and equipment	372	372
Plant equipment	7,922	7,498
Computer equipment	1,377	1,377
Vehicles	205	205
Deposits on equipment	—	270

	12,207	12,053
Less accumulated depreciation	(7,226)	(6,740)

	$4,981	$5,313

4. Revolving Line of Credit, Notes Payable, Pledged Assts and Subsequent Event

Revolving line of credit: The Company has an agreement with a bank which includes a revolving line of credit and various term loans. Under the revolving line of credit, outstanding borrowings cannot exceed an aggregate of 80% of the Company’s eligible accounts receivable, plus 50% of the Company’s eligible foreign accounts receivable, plus 35% of eligible inventories of the Company, or $8,060,000. Advances on the line of credit bear interest payable monthly at LIBOR plus 2.40%, or the bank’s prime rate, and the agreement expires November 1, 2007. Borrowings are secured by substantially all of the assets of the Company and are guaranteed by the principle stockholder of the Company. The agreement contains certain restrictive covenants, including restrictions on the payment of dividends and the purchase of the Company’s common stock. Subsequent to June 30, 2007, all the related-party debt and all amounts outstanding under the line of credit were paid off and the line closed in connection with the Company’s acquisition by Staktek.

Notes payable: Notes payable consist of the following (in thousands):

	June 30, 2007	December 31, 2006
Term loans payable to bank, collateralized by equipment, due in monthly payments, plus interest at the bank prime rate, maturing at various dates through August 2009(A)	$970	$1,248

Note payable, related party, unsecured, interest only payable monthly at the prime rate with principal due September 2007(A)	150	150

Notes payable, principal stockholder, unsecured, interest only payable monthly at the prime rate with principal due at various dates through December 2007(A)	1,975	1,400

	$3,095	$2,798

(A)	These notes were repaid in conjunction with the Company’s acquisition by Staktek.

SOUTHLAND MICRO SYSTEMS, INC.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

5. Stock Purchase Agreement and Stock Purchase

The Company has a restriction on the transfer of its stock by any stockholder. If any stockholder desires to transfer, assign or pledge any shares, the Company has the right of first refusal to purchase such stock at the agreed-upon transfer or sale price. If the Company does not exercise its right to purchase the shares, the same right is given to the then current stockholders.

The Company has a stock purchase agreement governing the majority of the outstanding shares that contains a provision that, upon the death of any stockholder or any former stockholder who made a transfer of all or any portion of his stock to a close relative (spouse, child, grandchild or parent) or to a custodian or trustee for the benefit of the stockholder or close relative, those shares shall be offered for sale to other stockholders at a negotiated price. If the stockholders decline to purchase the stock, the right of first refusal will revert to the Company. If the employment relationship with a stockholder is terminated, the Company has the obligation to purchase all of the former employee’s stock at a negotiated price. The purchase price for the stock, in the case of death or termination, is payable by a 25% cash payment, with the balance due in 60 monthly installments including interest at the discount rate of the Federal Reserve Bank in San Francisco.

On September 6, 2006, the Company entered into a restricted stock purchase agreement with an employee. Under the terms of the agreement, the Company sold 2,071,282 shares of common stock for $105,000 in the form of a note bearing 5% interest, secured by the stock, due on September 5, 2011. The shares vest ratably over 36 months. Upon any transaction resulting in a change of control of the Company where 50% or more of the Company is sold to one or more third-party buyers, then any unvested shares will become vested shares immediately prior to the closing of any such change of control transaction. For vested shares, if the employment relationship is terminated, the Company has the first right of refusal to repurchase the shares at the then fair value as determined between the parties. If the Company declines to purchase the shares, then the existing stockholders have the next right of refusal to purchase the shares. If stockholders refuse to purchase, then the employee can sell the shares in the open market. In the event of termination of employment, the Company may repurchase all or any portion of unvested shares at the initial purchase price from the individual. The Company determined the fair value of the shares at the date of sale was $971,000 and recorded compensation expense of $162,000 during the six months ended June 30, 2007. As a result of and contemporaneous to the sale of the Company to Staktek, the employee entered into a merger payment restriction agreement with Staktek which effectively provides for vesting over the remaining portion of the original 36-month term.

6. Stock Option Plan

On July 24, 2001, the Company adopted a Stock Option and Incentive Plan (the Plan). The Plan allows for the granting of dividend equivalent rights, incentive stock options, nonstatutory stock options, phantom stock rights and stock appreciation rights. Options may be granted to eligible individuals (including officers, directors, key employees and consultants) to purchase shares of common stock at an exercise price not less than 100% of their fair market value on the date of grant as determined by the Plan administrator. Incentive stock options issued to a 10% stockholder may not have an exercise price of less than 110% of the fair market value of the underlying common stock. Options expire ten years from the date of grant. In the event of a merger or consolidation in which the Company is not the surviving corporation, the date of exercisability of each outstanding grant shall be accelerated to a date prior to such merger or consolidation, unless the agreement of a merger or consolidation provides for the assumption of the grants by the successor to the Company. A total of 2,500,000 shares were initially authorized for issuance under the Plan and 1,220,000 share options were then granted. The total number of shares available for issuance increases on the first day of each calendar year, commencing with January 1, 2002, by the lesser of 2% of the total number of shares of common stock then outstanding or 750,000 shares.

SOUTHLAND MICRO SYSTEMS, INC.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

A summary of the 2001 stock option activity is as follows (in thousands):

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Balance, beginning of period	580	580
Granted	—	—
Exercised	—	—
Forfeited	—	—

Balance, end of period	580	580

No dividend equivalent rights, phantom stock rights or stock appreciation rights were granted in 2007 or 2006 under the Plan. All outstanding options were fully vested and exercisable by December 31, 2004 and have an exercise price of $1.00. The options expire in 2011.

7. Operating Leases, Commitments, Contingencies and Concentrations

Operating lease commitment and rent expense: The Company leases its office and warehouse facility from a limited liability company owned by the Company’s majority stockholders. Lease payments are due monthly at $43,000 per month. The total noncancelable minimum future rental commitment is as follows (in thousands):

Periods Ending December 31,	Amount
2007	$257
2008	514
2009	514
2010	343

$1,628

Rent expense charged to operations for the six months ended June 30, 2007 and June 30, 2006 was approximately $245,000 and $255,000, respectively.

Major supplier: The Company purchases the majority of dynamic random access memory (DRAM) for its operations from one supplier. Although there are a limited number of DRAM manufacturers, management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales which would adversely affect operating results. Total purchases from this supplier were approximately $1,300,000 and $2,897,000 during the six months ended June 30, 2007 and June 30, 2006, respectively. Accounts payable to this supplier at June 30, 2007 and December 31, 2006 were approximately $210,000 and $208,000.

Employee benefit plan: The Company has a defined contribution 401(k) profit sharing plan covering substantially all of its employees. The savings plan allows the Company to make discretionary matching contributions. There were no matching contributions made during the six months ended June 30, 2007 and June 30, 2006.

Litigation: The Company is currently involved as one of the plaintiffs in several class action lawsuits against companies alleging that they conspired to fix prices. During the last six months of 2006 one of the companies settled and the Company

SOUTHLAND MICRO SYSTEMS, INC.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

received $877,000 as its share of the settlement. It is the opinion of the Company’s management that it will receive additional funds when other companies settle the claims against them. It is not possible to estimate the timing or amount, if any, that the Company will ultimately receive.

In addition, the Company is involved in litigation in the normal course of business. In the opinion of management, these matters will not have a material adverse impact on the Company’s financial position or results of operations.